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                                                                    EXHIBIT 23.2

PricewaterhouseCoopers [LOGO]
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                                                      PricewaterhouseCoopers LLP
                                                      950 Seventeenth Street
                                                      Suite 2500
                                                      Denver CO 60202
                                                      Telephone (303) 893 8100

February 10, 1999

To the Board of Directors of AEI Resources, Inc.
 and AEI Holding Company, Inc.

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of AEI Resources, Inc. and AEI Holding Company, Inc. relating to the registration of $200 million in Fixed Rate Senior Notes Due 2005 of our report dated August 31, 1998, relating to the Cyprus Eastern Coal Operations combined statements of assets, liabilities and parent investment at December 31, 1997 and 1996 and the combined statements of operating expenses of cash flows and of parent investment for each of the years in the three-year period ended December 31, 1997 which appear in such Prospectus. We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ PricewaterhouseCoopers LLP